Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of April 17, 2013 (“Effective Date”), by and between STORE CAPITAL ACQUISITIONS, LLC, a Delaware limited liability company (“Purchaser”), and WHITNEY AUTOMOTIVE GROUP, INC., a Delaware corporation (“Seller”). Except as otherwise expressly defined herein, capitalized terms will have the meanings set forth on Exhibit A attached hereto and incorporated herein by this reference. For and in consideration of the mutual covenants and promises hereinafter set forth, the parties hereby mutually covenant and agree as follows:

ARTICLE I

PURCHASE OF PROPERTY

Section 1.01. Agreement to Purchase. Purchaser agrees to purchase, and Seller agrees to sell, in accordance with the terms, conditions and stipulations set forth in this Agreement (the “Transaction”), all of Seller’s right, title and interest in and to (a) the parcel or parcels of real property, as more particularly described on Exhibit B attached hereto, and any and all improvements thereon and appurtenances thereto, except for the Special Equipment (collectively, the “Real Property”); (b) all fixtures affixed thereto, except for the Special Equipment (c) all plans, specifications and studies pertaining to the Real Property in Seller’s possession or under its control; (d) all mineral, oil and gas rights, water rights, sewer rights and other utility rights allocated to the Real Property; (e) at Purchaser’s option, all leases and rental agreements relating to the Real Property or any portion thereof, including without limitation, all rent, prepaid rent, security deposits and other payments and deposits; and (f) all appurtenances, easements, licenses, privileges and other property interests belonging or appurtenant to the Real Property, but excluding any warranties or guarantees (all of the foregoing items in clauses (a) through (f) above, now or hereafter existing, the “Property”). Notwithstanding anything to the contrary in this Agreement, the Property shall not include (i) the racks, automated equipment and other fixtures installed by Seller or Lessee at the Real Property and more particularly described on attached Exhibit E (the “Special Equipment”), even if and to the extent that the Special Equipment constitutes real property under the laws of the State of Illinois, and (ii) any warranties or guaranties, which are to be assigned by Seller to Lessee at the Closing.

Section 1.02. Purchase Price. The purchase price to be paid by Purchaser to Seller for the Property is Nine Million Seven Hundred Fifty and 00/100 Dollars ($9,750,000) (the “Purchase Price”). Adjustments, if any, to the Purchase Price shall be made in accordance with the terms of this Agreement, including without limitation, pursuant to the provisions of Sections 1.04, 1.05 and 2.05 below. The Purchase Price, as adjusted pursuant to requirements of this Agreement, shall be paid by Purchaser in immediately available federal funds at Closing.

Section 1.03. Lease of Property. On or before the expiration of the Inspection Period, Lessee and Purchaser shall agree upon the Lease Agreement, pursuant to which Purchaser shall lease the Property to Lessee, at the rent and pursuant to the terms and conditions contained therein (the “Lease Agreement”). At least two (2) Business Days prior to the Closing Date, Seller shall obtain and deliver to Purchaser the Lease Proof of Insurance. Notwithstanding anything contained herein to the contrary, in the event Seller fails to deliver the Lease Proof of Insurance, then Purchaser shall have the right to terminate this Agreement, and neither Purchaser nor Seller shall have any further duties or obligations under this Agreement, except as otherwise provided herein.

Section 1.04. Prorations. In view of the subsequent lease of the Property to Lessee pursuant to the Lease Agreement and Lessee’s obligations thereunder, there shall be no proration of insurance, taxes, special assessments, utilities or any other costs related to the Property between Seller and Purchaser at Closing. All real and personal property and other applicable taxes and assessments, utilities and any other charges relating to the Property which are due and payable on or prior to the Closing Date shall be paid by Seller at or prior to Closing, and all other taxes and assessments shall be paid by Lessee in accordance with the terms of the Lease Agreement.

Section 1.05. Transaction Costs.

(a) Seller shall be responsible for the payment of all Transactions Costs incurred by Seller and Purchaser in connection with the Transaction, whether or not the Transaction closes; provided, however, that subject to the provisions of Section 6.01, Seller and Purchaser shall each be responsible for the payment of the fees and expenses of their respective legal counsel, accountants and other professional advisers.

(b) Notwithstanding anything to the contrary in this Agreement, (i) in the absence of any Closing under this Agreement, in no event shall Seller be responsible for more than $35,000 of Transaction Costs or any reimbursements, expenses or costs under this Agreement and (ii) if the Closing occurs under this Agreement, in no event shall Seller be responsible for more than $35,000 of additional Transaction Costs or any reimbursements, expenses or costs under this Agreement (which shall be in addition to the amount of $35,000 set forth in the preceding clause (i)).

The provisions of this Section 1.05 shall survive Closing or termination of this Agreement for any reason.

ARTICLE II

DUE DILIGENCE

Section 2.01. Title Insurance.

(a) Title Commitment and Title Policy. Within three (3) Business Days of the Effective Date, Purchaser shall order an owner’s title insurance commitment (the “Title Commitment”) with respect to the Property issued by the Title Company, for such ALTA Owner’s Extended Coverage Title Insurance Policy, together with any endorsements, that Purchaser may require (the “Title Policy”). Purchaser shall cause copies of the Title Commitment to be delivered to Seller. All costs related to the Title Policy, escrow fees and other closing costs are included as Transaction Costs, payable by Seller.

(b) Title Company. The Title Company is hereby employed by the parties to act as escrow agent in connection with this Transaction. This Agreement shall be used as instructions to the Title Company, as escrow agent, which may provide its standard conditions of acceptance of escrow; provided, however, that in the event of any inconsistency between such standard conditions of acceptance and the terms of this

Agreement, the terms of this Agreement shall prevail. The Title Company’s receipt of this Agreement and the opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive evidence of the Title Company’s agreement to be bound by the terms and conditions of this Agreement pertaining to the Title Company. Purchaser and Seller shall execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control; and further provided Seller and Purchaser shall not be required to enter into any additional or supplementary escrow instructions that purport to require the Seller or Purchaser to release or indemnify the Title Company for its own negligent or fraudulent acts.

(c) Title Company Actions. The Title Company is authorized to pay, from any funds held by it for each party’s respective credit, all amounts necessary to procure the delivery of any documents and to pay, on behalf of Purchaser and Seller, all charges and obligations payable by them hereunder, respectively. Seller and Purchaser will pay all charges payable by them to the Title Company. The Title Company shall not cause the Transaction to close unless and until it has received written instructions from Purchaser and Seller to do so. The Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Seller and Purchaser or to interplead such documents and/or funds in an action brought in any such court. Deposit by the Title Company of such documents and funds, after deducting therefrom its reasonable charges, expenses and attorneys’ fees incurred in connection with any such court action, shall relieve the Title Company of all further liability and responsibility for such documents and funds.

(d) Title Objections. As of the Effective Date, Purchaser has approved the Commitment. All exceptions identified in the Commitment are deemed to be Permitted Encumbrances.

Section 2.02. Seller Documents. With reasonable promptness, but in no event later than three (3) Business Days following the Effective Date, Seller shall deliver (or make available at Seller’s offices at the Property) to Purchaser the following items to the extent the same exist and are in Seller’s possession or under its control: (a) “as-built” plans and specifications for the Property; (b) a certificate of occupancy (or its jurisdictional equivalent) for the Property; (c) all surveys related to the Property; (d) all environmental reports related to the Property (including without limitation, Phase I and Phase II environmental investigation reports); (e) all appraisals or valuations related to the Property; (f) all guaranties and warranties in effect with respect to all or any portion of the Property; (g) full and complete copies of any existing leases and current rent rolls related thereto and all other agreements related to the Property, together with all amendments and modifications thereof; (h) Lessee’s financial statements for the previous three years as filed with the Securities and Exchange Commission; (i) all property condition reports related to the Property; and (j) all other documents related to the ownership, lease and operation of the Property, and reasonably requested by Purchaser, all subject to Section 4.04.

Section 2.03. Survey. If Seller does not have possession or control of, or fails to deliver, the surveys referenced in Section 2.02(c), or if such surveys are delivered and either such surveys are not “as built” surveys or the Title Company or Purchaser requires updates thereof or revisions thereto, Purchaser shall order a current ALTA/ACSM “as built” survey as required for the Property from a surveyor selected by Purchaser (the “Survey”). The Survey shall show all improvements and shall plot all exceptions shown on the Title Commitment (to the extent plottable), certified in favor of Purchaser and Seller, any requested Affiliate of Purchaser and Title Company in a manner reasonably acceptable to Purchaser and prepared in accordance with the appropriate “ALTA/ACSM” minimum standards. The cost of the Survey shall be paid by Seller and shall be included in the Transaction Costs.

Section 2.04. Environmental. If Seller does not have possession or control of, or fails to deliver, the environmental reports referenced in Section 2.02(d), or if such environmental reports are delivered and Purchaser, in its sole discretion, requires updates thereof, Purchaser shall order a current complete Phase I environmental investigation report for the Property, and, if any environmental investigation report recommends additional subsurface investigation of the Property, Purchaser may, subject to Seller’s prior written approval which shall not be unreasonably withheld, perform such additional subsurface investigation (each Phase I environmental investigation report and each additional subsurface investigation report, an “Environmental Report”), from environmental inspection company selected by Purchaser (subject to Section 4.03), detailing and analyzing certain aspects of the Property (which Purchaser shall cause to be certified to Seller and Lessee and delivered to Seller); provided, however, that, notwithstanding the foregoing, if Seller fails or refuses to permit any such additional subsurface investigation, Seller shall be deemed to have elected to terminate this Agreement, whereupon, except for those provisions expressly stated to survive termination hereof (including without limitation, the payment of Transaction Costs and the other expenses as set forth in Section 1.05), the parties’ obligations hereunder shall terminate. The costs of the Environmental Reports shall be paid by Seller and shall be included as Transaction Costs.

Section 2.05. Valuation. Purchaser shall order current site inspection and valuation of the Property, separately stating values for the Real Property and improvements for the Property, from party selected by Purchaser (the “Valuation”). The cost of the Valuation shall be paid by Seller and shall be included in the Transaction Costs. Notwithstanding any provision contained herein, Purchaser’s obligation to consummate the Transaction shall be conditioned upon, among the other items set forth in this Agreement, the Valuation confirming a concluded value (the “Concluded Value”) that supports the Purchase Price. If the Concluded Value is less than the Purchase Price, Seller will be given the opportunity to proceed with the Transaction based upon a reduction in the Purchase Price to the Concluded Value. If Seller does not agree to the reduced Purchase Price, Seller shall be deemed to have elected to terminate this Agreement, whereupon this Agreement and the parties’ obligations hereunder shall terminate except for those provisions expressly stated to survive termination hereof (including without limitation, the payment of Transaction Costs and the other expenses as set forth in Section 1.05).

Section 2.06. Property Condition Report. If Seller does not have possession or control of, or fails to deliver, the property condition reports referenced in Section 2.02(j), or if such property condition reports are delivered and Purchaser requires updates thereof, Purchaser shall order a current property condition assessment and limited compliance audit as required for the Property from an inspection company selected by Purchaser (subject to Section 4.03) (the “Property Condition Report”). The Property Condition Report shall be in form and substance acceptable to Purchaser, and shall be certified to Seller, Lessee, Purchaser and any requested Affiliate of Purchaser. The cost of the Property Condition Report shall be paid by Seller and shall be included in the Transaction Costs.

Section 2.07. Zoning. At least seven (7) Business Days prior to the expiration of the Inspection Period Purchaser shall have received evidence reasonably satisfactory to Purchaser to the effect that the Property fully complies with all zoning ordinances of the Governmental Authority having jurisdiction over the Property (“Zoning Evidence”) , which evidence can be in the form of a municipal zoning letter, the issuance of 3.1 zoning endorsement to the Title Policy, or a PZR report (or similar report of a zoning consultant).

Section 2.08. Inspections. Subject to Section 4.03, from the Effective Date and until April 4, 2013 (the “Inspection Period”), (a) Purchaser may perform whatever investigations, tests and inspections (collectively, the “Inspections”) with respect to the Property that Purchaser deems reasonably appropriate; and (b) Seller shall, at all reasonable times, (i) provide Purchaser and Purchaser’s officers, employees, agents, advisors, attorneys, accountants, architects, and engineers with access to the Property, all drawings, plans, specifications and all engineering reports for and relating to the Property in the possession or under the control of Seller, the files and correspondence relating to the Property, and the financial books and records relating to the ownership, lease (if applicable), operation, and maintenance of the Property, and (ii) allow such Persons to make such inspections, tests, copies, and verifications as Purchaser considers necessary.

Section 2.09. Purchaser’s Right to Terminate. Notwithstanding any provision contained herein, if (a) Purchaser determines, in its sole discretion, that the Property is not satisfactory, and Purchaser provides written notice thereof to Seller on or before expiration of the Inspection Period, or (b) Purchaser and Lessee are unable to agree upon the terms and conditions of the Lease Agreement as provided in Section 1.03, or (c) Purchaser fails to obtain the approval of any material modification to the Transaction from Purchaser’s Investment Committee, and in any such event, Purchaser provides written notice thereof to Seller on or before expiration of the Inspection Period, then Purchaser shall have the option to terminate this Agreement in which event neither Seller nor Purchaser shall have any further duties or obligations under this Agreement except for any duties and obligations that expressly survive the termination of this Agreement (including without limitation, the payment of Transaction Costs and the other expenses as set forth in Section 1.05).

ARTICLE III

CLOSING

Section 3.01. Closing Date. Subject to the provisions of Article V of this Agreement, the closing date of the Transaction contemplated by this Agreement (the “Closing”) shall be set by mutual agreement of Seller and Purchaser (the “Closing Date”); provided, however, that the Closing Date shall not extend beyond the Closing Deadline. The parties shall deposit with the Title Company all documents (including without limitation, the executed Transaction Documents) as necessary to comply with the parties’ respective obligations hereunder on or before the Closing Date or as otherwise mutually agreed upon by the parties. The parties shall deposit all funds required hereunder with the Title Company on or before the Closing Date.

Section 3.02. Funding. Notwithstanding any provision contained in this Agreement, funding of the Transaction by Purchaser shall be contingent upon the delivery of the executed Transaction Documents, satisfaction of the conditions precedent set forth herein, receipt and approval of other original documents by the Title Company or Purchaser’s counsel, and confirmation by Purchaser’s counsel that it or the Title Company has possession of all Transaction Documents required by Purchaser.

Section 3.03. Possession. Possession of the Property, free and clear of all tenants or other parties in possession, except in accordance with the Lease Agreement, shall be delivered to Purchaser on the Closing Date.

ARTICLE IV

REPRESENTATIONS WARRANTIES AND COVENANTS

Section 4.01. Seller. Seller represents and warrants to, and covenants with, Purchaser as follows:

(a) Organization and Authority. Seller is duly incorporated, validly existing and in good standing under the laws of its state of incorporation, and is qualified as a foreign corporation to do business in the State of Illinois. Seller has all requisite corporate power and authority to own and operate the Property, to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents, and to carry out the Transaction. The Person who has executed this Agreement on behalf of Seller has been duly authorized to do so.

(b) Enforceability of Documents. Upon execution by Seller and Lessee, respectively, this Agreement and the other Transaction Documents to which each is a party, shall constitute the legal, valid and binding obligations of Seller and Lessee, enforceable against Seller and Lessee in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c) No Other Agreements and Options. None of Seller, Lessee, or the Property is subject to any commitment, obligation, or agreement, including, without limitation, any right of first refusal, option to purchase or lease granted to a third party, which could or would (i) prevent Seller from completing, or impair Seller’s ability to complete, the sale of the Property under this Agreement or the subsequent lease of the Property pursuant to the Lease Agreement, or (ii) bind Purchaser subsequent to consummation of the Transaction.

(d) No Violations. The authorization, execution, delivery and performance of this Agreement and the other Transaction Documents will not (i) violate any provisions of the articles of incorporation or other charter documents of Seller and Lessee, (ii) except pursuant to the Credit Agreement and related instruments (if consummated without Lender consent), result in a violation of or a conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under any other document, instrument or agreement to which Seller or Lessee are parties or by which Seller, Lessee, the Property or any of the property of Seller or Lessee are subject or bound, (iii) result in the creation or imposition of any Lien, restriction, charge or limitation of any kind, upon Seller or Lessee or the Property, or (iv) violate any law, statute, regulation, rule, ordinance, code, rule or order of any court or Governmental Authority applicable to Seller or the Property.

(e) Compliance. Seller’s and Lessee’s use and occupation of the Property, and the condition thereof, comply with (i) all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental

Authority having jurisdiction over the Property, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, the Americans With Disabilities Act of 1990, and all policies or rules of common law, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to the Property, Lessee, or Seller (collectively, the “Legal Requirements”), (ii) all restrictions, covenants and encumbrances of record with respect to the Property, and (iii) all agreements, contracts, insurance policies (including, without limitation, to the extent necessary to prevent cancellation thereof and to insure full payment of any claims made under such policies), agreements and conditions applicable to the Property or the ownership, operation, use or possession thereof. No Seller Entity has received any notification that it or the Property is in violation of any of the foregoing, including without limitation, the Legal Requirements.

(f) Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Without in any way limiting the provisions of Section 4.01(e), Seller, and to the best of Seller’s knowledge, each of the Seller Entities is not currently identified on the OFAC List, and is not a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States.

(g) Litigation. There is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or involving or, to the best of Seller’s knowledge, threatened against, Seller, the Seller Entities or the Property before any Governmental Authority, except as has been disclosed in writing by Seller, which in any way adversely affects or may adversely affect the Property, the business performed and to be performed on the Property, the condition, worth or operations of any of the Seller Entities, the ability of any of the Seller Entities to perform under this Agreement or any other Transaction Documents, or which questions or challenges any of the Seller’s Entities’ participation in the Transaction contemplated by this Agreement or any other Transaction Document; and to the best of Seller’s knowledge, there is no valid basis for any such legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation.

(h) No Mechanics’ Liens. There are no outstanding accounts payable, mechanics’ liens, or rights to claim a mechanics’ lien in favor of any materialman, laborer, or any other Person in connection with labor or materials furnished to or performed on any portion of the Property, which will not have been fully paid for on or before the Closing Date or, to Seller’s knowledge, which might provide the basis for the filing of such liens against the Property or any portion thereof. No work has been performed or is in progress nor have materials been supplied to the Property or agreements entered into for work to be performed or materials to be supplied to the Property prior to the date hereof, which will not have been fully paid for on or before the Closing Date or which might provide the basis for the filing of such liens against the Property or any portion thereof. Seller shall be responsible for any and all claims for mechanics’ liens and accounts payable that have arisen or may subsequently arise due to agreements entered into for and/or any work performed on, or materials supplied to the Property prior and subsequent to the Closing Date, and Seller shall and does hereby agree to defend, indemnify and forever hold Purchaser and Purchaser’s designees harmless from and against any and all such mechanics’ lien claims, accounts payable or other commitments relating to the Property.

(i) Title to Property; Surveys. Title to the Property is vested in Seller, or Seller has an option or right to acquire the Property. Upon Closing, title to the Property shall be vested in Purchaser or its nominee or assigns (if any), free and clear of all Liens except the Permitted Encumbrances. The address set forth on Exhibit B hereto is the true and correct street address of the Property. Each Survey is correct and a complete representation of all improvements now located on the Property. No Seller Entity has made or caused to be made any structural improvements or structural additions to existing improvements on the Property since the date of the Survey.

(j) Condition of Property. The Property, including the fixtures and equipment located thereon, is of good workmanship and materials, fully equipped and operational, in good condition and repair, free from structural defects, clean, orderly and sanitary, safe, well-lit and well-maintained.

(k) Intended Use; Zoning; Access. Seller or Lessee uses, and Lessee will continue to use, the Property solely for the operation of the Facility and related ingress, egress and parking, and for no other purposes; such use does not and will not violate any zoning or other requirement of any Governmental Authority applicable to the Property. There are adequate rights of access to public roads and ways available to the Property to permit full utilization of the Property for its intended purpose and, to the best of Seller’s knowledge, all such public roads and ways have been completed and dedicated to public use.

(l) Utilities. The Property is served by sufficient public utilities to permit full utilization of the Property for its intended purpose and all utility connection fees and use charges will have been paid in full.

(m) Condemnation; Blighted Areas; Wetlands. No condemnation or eminent domain proceedings affecting the Property have been commenced or, to the best of Seller’s knowledge, are contemplated. To the best of Seller’s knowledge, the area where the Property is located has not been declared blighted by any Governmental Authority, and the Property and/or the real property bordering the Property is not designated by any Governmental Authority as wetlands.

(n) Licenses and Permits. Seller possesses, and upon Closing, Lessee will possess, all required licenses, permits and other authorizations, both governmental and private, presently required by applicable provisions of law, including statutes, regulations and existing judicial decisions, and by the property and contract rights of third persons, necessary to permit the operation of the business in the manner in which it presently is conducted at the Property.

(o) Intellectual Property. Seller possesses, and upon Closing, Lessee will possess and have the right to use all intellectual property, licenses and other rights as are material and necessary for the conduct of business at the Property, and with respect to which it is, and will be at Closing, in compliance, with no known conflict with the valid rights of others. No event or any other condition has occurred that permits or, to the best of Seller’s knowledge, after notice or the lapse of time, or both, could reasonably be expected to permit, the revocation or termination of any such intellectual property, license or other right.

(p) Environmental. Without limiting in any way the representations and warranties contained elsewhere in this Agreement, Seller hereby represents and warrants to Purchaser, to the best of Seller’s current actual knowledge, as follows:

(i) No Hazardous Materials or Regulated Substances, except in Permitted Amounts, exist on, under or about the Property or have been transported to or from the Property or used, generated, manufactured, stored or disposed of on, under or about the Property. The Property is not in violation of any Hazardous Materials Laws relating to industrial hygiene or the environmental conditions on, under or about the Property, including, without limitation, air, soil and groundwater conditions, and this representation and warranty would continue to be true and correct following disclosure to the applicable Governmental Authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Property.

(ii) There is no past or present non-compliance with Hazardous Materials Laws, or with permits issued pursuant thereto, in connection with the Property; all uses and operations on or of the Property, whether by Seller or any other Person, have been in compliance with all Hazardous Materials Laws and environmental permits issued pursuant thereto; all USTs, if any, located on or about the Property are in full compliance with all Hazardous Materials Laws, and as of the date hereof, Seller is in compliance with the requirements of the UST Regulations with respect to those “petroleum underground storage tanks” (as such term is defined under the UST Regulations) located at the Property. The Property has been kept free and clear of all Environmental Liens and Seller has not allowed any tenant or other user of the Property (including without limitation, Lessee) to do any act that increased the dangers to human health or the environment, posed an unreasonable risk of harm to any Person (whether on or off the Property), impaired the value of the Property in any material respect, is contrary to any requirement of any insurer, constituted a public or private nuisance, constituted waste, or violated any covenant, condition, agreement or easement applicable to the Property.

(iii) No Seller Entity has received any written notice from any Person (including but not limited to a Governmental Authority) relating to Hazardous Materials, Regulated Substances or USTs, or remediation thereof, of possible liability of any Person (including without limitation, Lessee) pursuant to any Hazardous Materials Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing.

(q) Insurance. Seller has in place and in force such insurance with such coverages and in such amounts that are equal to or greater than those customarily maintained by similar businesses in the same geographic area in which the Property is located.

(r) Information and Financial Statements. The financial statements and other information concerning the Seller Entities in all respects, and no adverse change has occurred with respect any such financial statements, or other information provided to Purchaser since the date such financial statements and other information were prepared or delivered to Purchaser. Seller understands that Purchaser is relying upon such financial statements and information and Seller represents that such reliance is reasonable. All such financial statements, through December 29, 2012, were prepared in accordance with generally accepted accounting principles consistently applied.

(s) Solvency. There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting the Seller Entities, or to Seller’s knowledge, any of their shareholders. The fair saleable value of the assets of each of the Seller Entities as a going concern as of the date hereof exceeds the probable liability (including contingent liability) of each Seller Entity on its debts as of such date. Each Seller Entity does not intend to, nor does each Seller Entity believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and each Seller Entity believes that it will be able to pay its debts as they mature. Each Seller Entity does not have unreasonably small capital to conduct its business. For purposes hereof, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances, existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(t) No Reliance. Seller acknowledges that Purchaser did not prepare or assist in the preparation of any of the projected financial information used by Seller in analyzing the economic viability and feasibility of the Transaction contemplated by this Agreement or the other Transaction Documents, and that Seller has not relied on any report or statement by Purchaser in entering into this Agreement or the other Transaction Documents.

(u) Satisfaction of Conditions Precedent. From the Effective Date through the Closing Date, Seller shall use its commercially reasonable good faith efforts to satisfy all conditions set forth in Section 5.01 of this Agreement on or prior to the Closing Date.

(v) No Bankruptcy Petition. Seller hereby agrees that it shall not institute against, or join any other Person in instituting against, Purchaser, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or any other proceeding under any federal or state bankruptcy or similar law. The provisions of this Section shall survive the Closing or termination of this Agreement. Notwithstanding the foregoing, the provisions of this Section shall in no way limit any other rights Seller may have with respect to this Agreement, either at law or in equity.

All representations and warranties of Seller made in this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, shall be true at and as of the Closing Date as a condition to the Closing, but none of such representations and warranties shall survive the Closing in any manner (Purchaser’s sole recourse following the Closing to be under the Lease Agreement) and Purchaser’s sole remedy for a breach of any representation or warranty shall be to terminate this Agreement, except that the representation and warranty set forth in Section 4.01(a) and Section 4.01(b) shall survive Closing for a period six (6) months.

Section 4.02. Purchaser. Purchaser represents and warrants to, and covenants with, Seller as follows:

(a) Organization and Authority. Purchaser is duly organized, validly existing and in good standing under the laws of its state of formation. Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents to which it is a party and to carry out the Transaction. The Person who has executed this Agreement on behalf of Purchaser has been duly authorized to do so.

(b) Enforceability of Documents. Upon execution by Purchaser, this Agreement and the other Transaction Documents to which it is a party, shall constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c) Litigation. There are no actions or proceedings pending against or involving Purchaser before any Governmental Authority which in any way adversely affect or may adversely affect Purchaser or Purchaser’s ability to perform under this Agreement and the other Transaction Documents to which it is a party.

(d) Satisfaction of Conditions Precedent. From the Effective Date through the Closing Date, Purchaser agrees to use its best efforts to satisfy all conditions set forth in Section 5.02 of this Agreement on or prior to the Closing Date.

All representations and warranties of Purchaser made in this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, shall be true at and as of the Closing Date, and, together with the covenants made by Purchaser herein, shall survive Closing for a period of six (6) months.

Section 4.03. Inspections and Related Matters.

(a) Purchaser agrees to engage only nationally recognized, bonded and insured vendors to conduct Purchaser’s due diligence activities. Purchaser agrees further to request such vendors add Seller as an additional certified party to the reports and deliver copies of such reports to Seller.

(b) Purchaser and its designated agents and independent contractors (collectively, “Purchaser’s Representatives”) shall have the right to enter upon the Property to conduct surveys, investigations and studies. In no event shall any of Purchaser’s employees make any access to or on the Property or any portion thereof or otherwise be part of any of the inspections hereunder.

(c) At least one (1) Business Day prior to any entry and inspection of any common area or any other portion of the Property, Purchaser or Purchaser’s Representatives shall (i) deliver to Seller written or verbal notice of its intention to enter the Property to conduct such inspection, a description of the inspection to be conducted, and the proposed time of such entry (and Seller shall have the right to reasonably approve such timing and shall have the right to have one or more of its agents or representatives accompany Purchaser and Purchaser’s Representatives at all times while Purchaser or Purchaser’s Representatives are on the Property), (ii) with respect to any intrusive or destructive tests on the Property, provide Seller at least three (3) Business Days advance written notice describing the nature and extent of such testing and obtain Seller’s prior written approval of such testing, which approval may be withheld in Seller’s sole and absolute discretion, and (iii) comply with the provisions of Section C below and Section E below.

(d) Any entry by Purchaser upon the Property requires that (i) such activities do not unreasonably interfere with Seller’s ownership, operation and maintenance of the Property, (ii) Purchaser shall not construct, erect or place on the Property any monuments or improvements, (iii) Purchaser shall perform all work permitted under this Agreement in a safe manner, (iv) Purchaser shall not cause any dangerous or hazardous conditions to exist, (v) Purchaser shall comply with all applicable laws and governmental regulations, and (vi) Purchaser shall obtain any and all permits required to be obtained from any governmental agencies. Purchaser shall repair any damage caused by Purchaser or its agents or independent contractors to the Property. Purchaser shall indemnify, protect, defend (with legal counsel reasonably acceptable to Seller) and hold Seller harmless from and against any and all costs, expenses, liabilities, losses and damages (but excluding consequential losses and damages), and demands (including without limitation claims of mechanic’s liens and attorneys’ costs and reasonable attorneys’ fees) and third party claims, threatened, incurred or sustained by Seller either prior or subsequent to the termination of this Agreement caused by the conduct of Purchaser, its agents or independent contractors. Notwithstanding the foregoing, Purchaser shall not indemnify or otherwise be liable to Seller due to Purchaser’s mere discovery of adverse information about the Property, even if such discovery leads to a decrease in the value of the Property; however, the foregoing shall not limit Purchaser’s obligations under Section I below. The covenants contained in this Section shall survive the termination of this Agreement and shall be binding on Purchaser until all such actions against Seller are absolutely barred by the applicable statute of limitations.

(e) Prior to and during any entry on the Property, Purchaser or its Purchaser’s Representatives shall secure and maintain at their expense, and provide confirmation to Seller of, the following policies of insurance, which are to include coverage of Purchaser, its agents or employees’ activities on the Property, in commercially reasonable amounts: (i) comprehensive general liability and property damage insurance, including direct contractual and contingent liability; and (ii) comprehensive automobile liability insurance.

Section 4.04. Confidentiality.

(a) Subject to the exclusions set forth in this Section 4.04, Purchaser shall maintain as confidential and not disclose to any other person without Seller’s prior written consent, which shall be in Seller’s sole and absolute discretion, (i) the provisions of this Agreement and the transactions contemplated by this Agreement, and (ii) all information and documents furnished to Purchaser by Seller under or in connection with this Agreement, or made available to Purchaser in Seller’s offices (collectively, the “Information”). Purchaser shall return to Seller or destroy the Information promptly upon the termination of this Agreement, except that Purchaser may retain one copy of the

Information provided that Purchaser so notifies Seller of such retention and provided that such retained copy of the Information shall remain subject to the provisions of this Section 4.04. Such return shall not abrogate Purchaser’s continuing obligations under this Section 4.04. Notwithstanding anything to the contrary contained herein, Purchaser and Purchaser’s Representatives may retain copies of the Information to the extent Purchaser or Purchaser’s Representatives is required to do so by applicable law, including without limitation the Investment Advisers Act of 1940, as amended, and ERISA, and Purchaser and Purchaser’s Representatives shall not be required to destroy or expunge any Information that is delivered or stored in electronic form to the extent such deletion would be technologically impracticable or inconsistent with the archival retention policy of Purchaser or Purchaser’s Representatives.

(b) Notwithstanding the foregoing, the Information may be disclosed to Purchaser’s Representatives and Purchaser’s affiliated entities, directors, consultants, advisors, employees, accountants, investors, and legal counsel (collectively, “Purchaser’s Affiliates”), if and to the extent that each of Purchaser’s Affiliates (i) is advised in advance of the terms of this Section 4.04 applicable to the Information (provided that Purchaser shall remain liable for any disclosure of any of the Information by any of Purchaser’s Affiliates that is not expressly permitted by this Section 4.04 and that occurred prior to the Effective Date) and (ii) needs to know the particular Information (or portion thereof) for the sole purpose of evaluating or purchasing the Property in accordance with this Agreement.

(c) This Section 4.04 shall be inoperative as to particular portions of the Information (and such materials shall not be deemed Information) if and to the extent that such Information (i) was or becomes generally available to the public other than as a result of a disclosure by Purchaser or Purchaser’s Affiliates, (ii) was or becomes available to Purchaser on a non-confidential basis prior to its disclosure to Purchaser by Seller, (iii) was or becomes available to Purchaser on a non-confidential basis from a source other than Seller or Seller’s Broker when such source is, to Purchaser’s knowledge, entitled to make the disclosure to Purchaser or (iv) is or was developed by employees or agents of Purchaser who had no access to any of the Information.

(d) Purchaser acknowledges that the breach of this Section 4.04 will cause Seller irreparable damage which is not fully compensable by monetary damages, and that Seller therefore may have no adequate remedy at law if Purchaser or Purchaser’s Affiliates violate any of the terms of this Section 4.04. Therefore, in addition to any other rights or remedies Seller may have, Seller shall be entitled to seek injunctive relief to restrain any breach or threatened breach and/or specific enforcement of such terms in the event of any breach of the provisions of this Section 4.04. Neither Purchaser nor Purchaser’s Affiliates shall oppose the granting of such relief.

(e) If Purchaser or Purchaser’s Affiliates are requested or required in any legal or administrative proceeding (by deposition, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Information, then Purchaser or Purchaser’s Affiliates may, without notice of any kind to any party, disclose such Information, provided, that (i) Purchaser or Purchaser’s Affiliates shall exercise reasonable efforts to have the requesting governmental or regulatory agency accord confidential treatment to such Information and (ii) if Purchaser or Purchaser’s Affiliates receive such a request, Purchaser shall provide Seller with notice of such request(s) as soon as reasonably practicable if such notification does not violate the terms of such request or applicable law. If, failing the entry of a protective order or the receipt of a waiver hereunder, Purchaser or Purchaser’s Affiliates are, in the opinion of Purchaser’s counsel, compelled to disclose Information under risk of liability for contempt or other censure or penalty for failure to do so, Purchaser may disclose all or such portion of the Information in accordance with such requirement without liability hereunder.

(f) This Section 4.04 terminates upon the one (1) year anniversary of the earlier of (i) the Closing, or (ii) any termination of this Agreement.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

Section 5.01. Purchaser’s Conditions to Closing. Purchaser shall not be obligated to close and fund the Transaction until the fulfillment (or written waiver by Purchaser) of all of the following conditions:

(a) Purchaser shall have received and approved all of the items and materials as provided in Article II hereof.

(b) Purchaser shall have inspected and approved the Property as provided in Article II.

(c) Seller and Lessee, as appropriate, shall have delivered to Purchaser or the Title Company, as applicable, the following items:

(i) The Deed, pursuant to which the Property is conveyed to Purchaser, free of all Liens, restrictions encroachments and easements, except the Permitted Encumbrances;

(ii) Such documents evidencing the legal status and good standing of Seller and Lessee that may be required by Purchaser and/or the Title Company for issuance of the Title Policy, including, without limitation, certificates of good standing;

(iii) Fully executed originals of (A) the Lease Agreement, together with fully executed originals of the memorandum thereof (the “Memorandum of Lease”), (B) an Assignment of Warranties in the form of Exhibit D attached hereto (the “Assignment of Warranties”), and (C) all of the other Transaction Documents;

(iv) Certificates evidencing the insurance coverage, limits and policies to be carried by Lessee under and pursuant to the terms of the Lease Agreement, on the forms and containing the information required by Purchaser, as landlord (“Lease Proof of Insurance”);

(v) A certificate of an officer, manager or general partner, as applicable, of each of Seller and Lessee, together with copies of each entity’s (1) articles of organization or certificate of formation, as applicable, amended to date; (2) operating agreement, bylaws or partnership agreement, as applicable, amended to date; (3) resolutions authorizing the Transaction and the execution of this Agreement and the other Transaction Documents, and identifying the Person(s) authorized to execute this Agreement and the other Transaction Documents; and (4) original certificates of good standing or similar documents from the states in which each entity was organized or formed, and original certificates of qualification or similar documents from the state where the Property is located;

(vi) A duly executed affidavit from Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and 1984 Tax Reform Act, in the form attached hereto as Exhibit C (“Non-Foreign Seller Certificate”);

(vii) The Title Company’s Owner Affidavit in form as acceptable to Seller;

(viii) Closing settlement statements approved by Seller and Purchaser to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement;

(ix) To the extent not previously provided, the most recent financial statements available for Seller and Lessee;

(x) All documents required to be delivered by this Agreement and the other Transaction Documents;

(xi) Illinois Real Estate Transfer Declaration (P-TAX203) and the Supplemental Form A (P-TAX203A); and

(xii) Such further documents as reasonably may be required in order to fully and legally close this Transaction, including any required assignments and assumptions of operating agreements related to the Property.

(d) Purchaser shall have received the Title Commitment and the Title Company’s irrevocable commitment to insure title by means of the Title Policy which shall (i) subject to Section 5.01(c)(i), show good and marketable title in Seller, (ii) be in an amount equal to the Purchase Price, (iii) commit to insure Purchaser’s fee simple ownership in the Property subject only to Permitted Encumbrances, and (iv) contain such endorsements as Purchaser may require.

(e) Intentionally omitted.

(f) There shall have been no material adverse change in the financial condition of Seller, Lessee or the Property from the Effective Date.

(g) All (i) representations and warranties of Seller set forth herein shall have been true and correct in all respects when made, and (ii) all covenants, agreements and conditions required to be performed or complied with by Seller prior to or at the time of Closing in connection with the Transaction shall have been duly performed or complied with by Seller prior to or at such time or waived in writing by Purchaser.

(h) No event shall have occurred or condition shall exist which would, upon the Closing Date, or, upon the giving of notice and/or passage of time, constitute a breach or default hereunder or under any other Transaction Document, or any other agreements between or among Purchaser, Seller or Lessee.

(i) Seller and Lessee shall have caused all leases and, unless otherwise agreed to in writing by Purchaser, all subleases of any or all of the Property and any other documents affecting the Property existing at Closing, at Purchaser’s sole option, to be cancelled as of the Closing Date or subordinated to the Lease Agreement pursuant to subordination agreements in form and substance satisfactory to Purchaser.

Upon the fulfillment or Purchaser’s written waiver of all of the above conditions, Purchaser shall deposit funds necessary to close this Transaction with the Title Company and this Transaction shall close in accordance with the terms and conditions of this Agreement. Unless otherwise agreed, all of the documents to be delivered at Closing shall be dated as of the Closing Date.

Section 5.02. Seller’s Conditions Precedent to Closing. Seller shall not be obligated to close the Transaction until the fulfillment (or written waiver by Seller) of all of the following conditions:

(a) Purchaser shall have delivered to the Title Company the Purchase Price, as adjusted pursuant to the requirements of this Agreement;

(b) Purchaser shall have caused to be executed and delivered to the appropriate Persons fully executed originals of all Transaction Documents, including without limitation, the Lease Agreement, together with the Memorandum of Lease and the Assignment of Warranties;

(c) Purchaser shall have delivered to the Title Company Closing settlement statements approved by Seller and Purchaser to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement;

(d) Purchaser shall have delivered to Seller and/or the Title Company such further documents as may reasonably be required in order to fully and legally close this Transaction; and

(e) Seller shall have received approval of this Agreement and the Lease Agreement from JPMorgan Chase Bank, N.A., (“Lender”) the administrative agent for certain lenders under a Credit Agreement dated April 26, 2012, as amended (the “Credit Agreement”) by and among Lender, Seller and certain other lenders and affiliates of Seller;

(f) Seller shall have obtained a Release or Payoff Letter from Lender. As used herein, (i) “Security Instruments” means all mortgages, assignments of leases and rents, financing statements or other security instruments that are related to the Credit Agreement and that are a lien against or otherwise affect all or any portion of the Property, (ii) “Release” means a Release of Mortgage and any and all other releases necessary to release the Security Instruments, each in form as acceptable to the Title Company in order for it to delete from the Title Policy all title exceptions related to the Security Instruments, and (iii) “Payoff Letter” means a payoff letter from Lender in form as acceptable to Title Company in order for it to delete from the Title Policy all title exceptions related to the Security Instruments. Seller agrees to use commercially reasonable efforts to obtain a Release or Payoff Letter prior to the Closing Date, provided that Seller’s failure to obtain the same shall not be a breach of this Agreement

(g) All covenants, agreements and conditions required to be performed or complied with by Purchaser prior to or at the time of Closing in connection with the Transaction shall have been duly performed or complied with by Purchaser or waived in writing by Seller prior to or at such time.

ARTICLE VI

DEFAULTS; REMEDIES

Section 6.01. Default. Each of the following shall be deemed an event of default by Seller (each, an “Event of Default”):

(a) If any representation or warranty of Seller set forth in this Agreement or any other Transaction Document is false in any material respect;

(b) If Seller fails to perform in any material respect any of its obligations under this Agreement and such failure continues for five (5) business days after Seller’s receipt of written notice of the same.

Section 6.02. Remedies. In the event of any Event of Default, Purchaser shall be entitled to exercise, at its sole and exclusive remedy, either of the following:

(a) Purchaser may terminate this Agreement by giving written notice to Seller in which case neither party shall have any further obligation or liability, except for the obligations set forth herein (including without limitation, those set forth in Sections 1.05, 7.05 and 7.06 hereof), the provisions which are expressly stated to survive termination of this Agreement and Purchaser may recover from Seller an amount equal to the lesser of (i) all of Purchaser’s reasonable out of pocket costs and expenses incurred hereunder or (ii) $70,000; or

(b) Purchaser may bring an action to require Seller specifically to perform its obligations hereunder.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Transaction Characterization.

(a) The parties intend that (i) all components of the Transaction shall be considered a single integrated transaction and shall not be severable; and (ii) the Lease Agreement shall constitute a lease of the Property and a unitary, unseverable instrument pertaining to the Property.

(b) The parties intend that the conveyance of the Property to Purchaser be an absolute conveyance in effect as well as form, and that the instruments of conveyance to be delivered at Closing shall not serve or operate as a mortgage, equitable mortgage, deed of trust, security agreement, trust conveyance or financing or trust arrangement of any kind, nor as a preference or fraudulent conveyance against any creditors of Seller. After the execution and delivery of the Deed, Seller will have no legal or equitable interest or any other claim or interest in the Property, other than the interest, if any, set forth in the Lease Agreement. The parties also intend for the Lease Agreement to be a true lease and not a transaction creating a financing lease, capital lease, equitable mortgage, mortgage, deed of trust, security interest or other financing arrangement, and the economic realities of the Lease Agreement are those of a true lease. Notwithstanding the existence of the Lease Agreement, neither party shall contest the validity, enforceability or characterization of the sale and purchase of the Property by Purchaser pursuant to this Agreement as an absolute conveyance, and both parties shall support the intent expressed herein that the purchase of the Property by Purchaser pursuant to this Agreement provides for an absolute conveyance and does not create a joint venture, partnership, equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs.

(c) Each of the parties hereto agrees that it will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to Governmental Authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 7.01. The parties agree to provide each other with timely notice of any communications they receive from a Governmental Authority that concern the characterization of the Transaction or the Lease Agreement in a manner different from that set forth in this Section 7.01, and they agree to cooperate and consult with respect to such communications.

Section 7.02. Risk of Loss.

(a) Condemnation. If, prior to Closing, action is initiated to take any of the Property, or any portion thereof, by eminent domain proceedings or by deed in lieu thereof, Purchaser may elect at or prior to Closing, to (i) terminate this Agreement, in which event Seller and Purchaser shall be relieved and discharged of any further liability or obligation under this Agreement, except as otherwise expressly set forth herein (including without limitation, the payment of Transaction Costs and the other expenses as set forth in Section 1.05), or (ii) proceed to close, in which event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

(b) Casualty. Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Property, or any part thereof, suffers any damage prior to the Closing from fire or other casualty, which Seller, at its sole option, does not elect to fully repair, Purchaser may elect at or prior to Closing, to (i) terminate this Agreement, in which event Seller and Purchaser shall be relieved and discharged of any further liability or obligation under this Agreement, except as otherwise expressly set forth herein (including without limitation, the payment of Transaction Costs and the other expenses as set forth in Section 1.05), or (ii) consummate the Closing, in which event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage (less an amount equal to any expense and costs reasonably incurred by Seller to repair or restore the Property, which shall be payable to Seller upon Seller’s delivery to Purchaser of satisfactory evidence thereof), to the extent that the amount of such insurance does not exceed the Purchase Price, shall be assigned to Purchaser at Closing, and Purchaser shall be entitled to a credit in the amount of Seller’s deductible at Closing.

(c) Maintenance of Property and Insurance. From the Effective Date until Closing, Seller shall continue to maintain the Property or cause the Property to be maintained in good condition and repair, and shall continue to maintain or cause to be maintained all insurance for the Property in the same or greater amounts, with the same or greater coverage, and subject to the same or lower deductibles as in existence as of the Effective Date.

Section 7.03. Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Agreement (collectively called “Notices”) shall be in writing and given by (a) hand delivery, (b) express overnight delivery service, (c) email or facsimile transmission, or (d) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon actual receipt or attempted (but refused) delivery. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

If to Seller:	Whitney Automotive Group, Inc. 16941 Keegan Ave. Carson, CA 90746 Attention: Bryan Stevenson Facsimile: 310-735-0092 Email: bstevenson@usautoparts.com

With a copy to:	Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 Attention: Michael Levinson Facsimile: (858) 550-6420 Email: mlevinson@cooley.com

And with a copy to:	K&L Gates 70 West Madison Street, Suite 3100 Chicago, Illinois 60602-4207 Attention: Lawrence A. Eiben Facsimile: 312.827.1268 Email: larry.eiben@klgates.com

If to Purchaser:

STORE Capital Acquisitions, LLC

8501 E. Princess Drive, Suite 190

Scottsdale, AZ 85255

Attention: Michael T. Bennett – Executive Vice

President - Operations

Facsimile: (480) 256-1101

Email: mbennett@storecapital.com

With a copy to:	Kutak Rock LLP 1801 California Street, Suite 3100 Denver, CO 80202 Attention: Kelly G. Reynoldson, Esq. Facsimile: (303) 292-7799 Email: Kelly.reynoldson@kutakrock.com or to such other address or such other Person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above. Whenever in this Agreement the giving of Notice is required, the giving thereof may be waived in writing at any time by the Person or Persons entitled to receive such Notice.

Section 7.04. Assignment. Purchaser may assign its rights under this Agreement in whole or in part at any time. No assignment will release Purchaser (or any assignee of Purchaser) from its obligations under this Agreement. Seller shall not, without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion, sell, assign, transfer, mortgage, convey, encumber or grant any easements or other rights or interests of any kind in the Property, any of Seller’s rights under this Agreement or any interest in Seller, whether voluntarily, involuntarily or by operation of law or otherwise, including, without limitation, by merger, consolidation, dissolution or otherwise.

Section 7.05. Brokerage Commission. Each of the parties represents and warrants to the other that neither party has dealt with, negotiated through or communicated with any broker in connection with this Transaction, except for Quantum Real Estate Advisors, Inc. whose commission shall be paid by Seller pursuant to a separate agreement between Seller and such broker. Each party shall indemnify, defend and hold harmless the other party from and against any and all claims, loss, costs and expenses, including reasonable attorneys’ fees, resulting from any claims that may be made against the indemnified party by any broker claiming a commission or fee by, through or under such indemnifying party. The parties’ respective obligations under this Section 7.06 shall survive Closing or termination of this Agreement.

Section 7.06. Reporting Requirements. The parties agree to comply with any and all reporting requirements applicable to the Transaction which are set forth in any law, statute, ordinance, rule, regulation, order or determination of any Governmental Authority, and further agree upon request, to furnish the other party with evidence of such compliance.

Section 7.07. Disclosures. Except as expressly set forth in Sections 4.04, 7.06 and this Section 7.07 and as required by law or judicial action, prior to Closing neither Seller nor Purchaser will make any public disclosure of this Agreement or the other Transaction Documents, the Transaction or the provisions of the Transaction Documents without the prior consent of the other party hereto. The parties further agree that, notwithstanding any provision contained in this Agreement, any party (and each employee, representative or other agent of any party) may disclose to any and all Persons, without limitation of any kind, any matter required under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Section 7.08. Time is of the Essence. The parties hereto expressly agree that time is of the essence with respect to this Agreement.

Section 7.09. Non-Business Days. If the Closing Date or the date for delivery of a notice or performance of some other obligation of a party falls on a Saturday, Sunday or legal holiday in the state in which the Property is located, then the Closing Date or such notice or performance shall be postponed until the next Business Day.

Section 7.10. Waiver and Amendment. No provision of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

Section 7.11. Purchaser’s Liability. Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement and the Lease Agreement by Purchaser, that (a) there shall be absolutely no personal liability on the part of any director, officer, manager, member, employee or agent of Purchaser with respect to any of the terms, covenants and conditions of this Agreement, (b) Seller waives all claims, demands and causes of action against Purchaser’s directors, officers, managers, members, employees and agents in the event of any breach by Purchaser of any of the terms, covenants and conditions of this Agreement to be performed by Purchaser, and (c) Seller shall look solely to the assets of Purchaser for the satisfaction of each and every remedy of Seller in the event of any breach by Purchaser of any of the terms, covenants and conditions of this Agreement to be performed by Purchaser, such exculpation of liability to be absolute and without any exception whatsoever.

Section 7.12. Headings; Internal References. The headings of the various sections and exhibits of this Agreement have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Agreement. Unless stated to the contrary, any references to any section, subsection, exhibit and the like contained herein are to the respective section, subsection, exhibit and the like of this Agreement.

Section 7.13. Construction Generally. This is an agreement between parties who are experienced in sophisticated and complex matters similar to the Transaction and the other Transaction Documents, is entered into by both parties in reliance upon the economic and legal bargains contained herein and therein, and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Seller and Purchaser were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

Section 7.14. Further Assurances. Each of the parties agrees, whenever and as often as reasonably requested so to do by the other party or the Title Company, to execute, acknowledge, and deliver, or cause to be executed, acknowledged, or delivered, any and all such further conveyances, assignments, confirmations, satisfactions, releases, instruments, or other documents as may be necessary, expedient or proper, in order to complete any and all conveyances, transfers, sales and assignments herein provided and to do any and all other acts and to execute, acknowledge and deliver any and all documents as so requested in order to carry out the intent and purpose of this Agreement.

Section 7.15. Attorneys’ Fees. In the event of any controversy, claim, dispute or proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other costs in addition to any other relief to which it may be entitled.

Section 7.16. Entire Agreement. This Agreement and all other Transaction Documents, and all other certificates, instruments or agreements to be delivered hereunder and thereunder constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Seller and Purchaser with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, upon the execution and delivery of this Agreement by Seller and Purchaser, (a) this Agreement shall supersede any previous discussions, letters of intent, agreements and/or term or commitment letters relating to the Transaction, including without limitation, the Letter of Intent and the Cost Letter and any and all agreements related to confidentiality, exclusivity, non-competition, non-solicitation of employees, non-solicitation or pursuit of any business opportunity represented by the Transaction, or any other term or condition which restricts any business activity of Purchaser or its affiliates, (b) the terms and conditions of this Agreement shall control notwithstanding that such terms are inconsistent with or vary from those set forth in any of the foregoing agreements, and (c) this Agreement may only be amended by a written agreement executed by Purchaser and Seller. The provisions of this Section shall survive the Closing.

Section 7.17. Forum Selection; Jurisdiction; Venue. For purposes of any action or proceeding arising out of this Agreement, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State of Illinois. Seller consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Illinois in accordance with applicable law. Furthermore, Seller waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. Nothing contained in this Section shall limit or restrict the right of Purchaser to commence any proceeding in the federal or state courts located in the state in which the Property is located to the extent Purchaser deems such proceeding necessary or advisable to exercise remedies available under this Agreement.

Section 7.18. Separability; Binding Effect; Governing Law. Each provision hereof shall be separate and independent, and the breach of any provision by Purchaser shall not discharge or relieve Seller from any of its obligations hereunder. Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law. If any provision hereof or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Subject to the provisions of Section 7.04, all provisions contained in this Agreement shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of each party hereto, including, without limitation, any United States trustee, any debtor-in-possession or any trustee appointed from a private panel, in each case to the same extent as if each successor and assign were named as a party hereto. This Agreement shall be governed by, and construed with, the laws of the state in which the Property is located, without giving effect to any state’s conflict of laws principles.

Section 7.19. Waiver of Jury Trial and Certain Damages. THE PARTIES HERETO SHALL AND THEY HEREBY DO INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT AND/OR ANY CLAIM OR INJURY OR DAMAGE RELATED THERETO. EACH OF THE PARTIES HERETO FURTHER WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER PARTY HERETO IN ANY ACTION, PROCEEDING OR COUNTERCLAIM WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND/OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO.

Section 7.20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall be deemed to constitute one and the same instrument.

[Remainder of page intentionally left blank; signature page(s) to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

PURCHASER:

STORE CAPITAL ACQUISITIONS, LLC, a Delaware limited liability company

By:
Name:	Michael T. Bennett
Title:	Executive Vice President - Operations

SELLER:

WHITNEY AUTOMOTIVE GROUP, INC., a Delaware corporation

By:
Name:	Jim Nelson
Title:	President

Exhibits:

A:	Defined Terms
B:	Legal Description / Property Address
C:	Non-Foreign Seller Certificate
D:	Assignment of Warranties

EXHIBIT A

DEFINED TERMS

The following terms shall have the following meanings for all purposes of this Agreement:

“Additional Title Objection” has the meaning set forth in Section 2.01(d)(ii).

“Affiliate” or any derivation thereof, means any Person which directly or indirectly controls, is under common control with, or is controlled by any other Person. For purposes of this definition, “controls”, “under common control with” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or otherwise.

“Assignment of Warranties” has the meaning set forth in Section 5.01(c)(iii).

“Business Day” means a day on which banks located in Scottsdale, Arizona are not required or authorized to remain closed.

“Closing” shall have the meaning set forth in Section 3.01.

“Closing Date” shall have the meaning set forth in Section 3.01.

“Closing Deadline” means five (5) Business Days following the expiration of the Inspection Period or any other date mutually agreed upon by Seller and Purchaser.

“Concluded Value” has the meaning set forth in Section 2.05.

“Credit Agreement” has the meaning set forth in Section 5.02(e).

“Deed” means that certain special warranty deed whereby Seller conveys to Purchaser all of Seller’s right, title and interest in and to the Property, but specially excluding the Special Equipment.

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Environmental Liens” means all liens and other encumbrances imposed pursuant to any Hazardous Materials Law.

“Environmental Report” has the meaning set forth in Section 2.04.

“Event of Default” has the meaning set forth in Section 6.01.

“Facility” means an office, retail and warehouse facility for distribution of automotive parts, and uses incidental thereto.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof, any other entity exercising executive, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

“Hazardous Materials” includes: (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants, the presence of which causes the Property to be in violation of any local, state or federal law or regulation, (including without limitation, any Hazardous Materials Law), or are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “contaminants”, “pollutants”, or words of similar import under any applicable local, state or federal law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; and (iv) regulations adopted and publications promulgated pursuant to the aforesaid laws; (b) asbestos in any form which is friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (c) underground storage tanks; and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Hazardous Materials Laws” includes any and all federal, state and local laws, rules, regulations, statutes, and requirements pertaining or relating to the environmental condition of the Property or to Hazardous Materials.

“Indemnified Parties” has the meaning set forth in Section 7.05.

“Inspection Period” has the meaning set forth in Section 2.08.

“Inspections” has the meaning set forth in Section 2.08(a).

“Lease Agreement” has the meaning set forth in Section 1.03.

“Lease Proof of Insurance” has the meaning set forth in Section 5.01(c)(iv).

“Legal Requirements” has the meaning set forth in Section 4.01(e).

“Lessee” means U.S. Auto Parts Network, Inc., a Delaware corporation.

“Lender” has the meaning set forth in Section 5.02(e).

“Letter of Intent” means that certain Letter of Intent dated February 13, 2013 between Purchaser and Seller with respect to the Transaction, and any amendments or supplements thereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Losses” means any and all claims, lawsuits, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, interest, charges, fees, expenses, judgments, decrees, awards, amounts paid in settlement and damages of whatever kind or nature (including, without limitation, attorneys’ fees, court costs and costs incurred in the investigation, defense and settlement of claims).

“Memorandum of Lease” has the meaning set forth in Section 5.01(c)(iii).

“Non-Foreign Seller Certificate” has the meaning set forth in Section 5.01(c)(viii).

“Notices” has the meaning set forth in Section 7.03.

“OFAC List” means the list of specially designated nationals and blocked Persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Legal Requirements, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

“Payoff Letter” has the meaning set forth in Section 5.02(f).

“Permitted Amounts” means, with respect to any given level of Hazardous Materials or Regulated Substances, that level or quantity of Hazardous Materials or Regulated Substances in any form or combination of forms, the use, storage or release of which does not constitute a violation of or require regulation under any Hazardous Materials Laws and is customarily employed in the ordinary course of business of, or associated with, similar businesses located in the state in which the Property is located.

“Permitted Encumbrances” means (a) the lien of any real estate taxes, water and sewer charges, not yet due and payable; (b) those recorded easements, restrictions, liens and encumbrances set forth as exceptions in the Title Commitment and in the Title Policy to be issued by Title Company to Purchaser and approved by Purchaser in its sole discretion in connection with this Agreement; (c) the Lease Agreement; and (d) any easements, restrictions, liens and encumbrances created or permitted by Purchaser.

“Person” means any natural person, firm, corporation, partnership, limited liability company, other entity, state, political subdivision of any state, the United States of America, any agency or instrumentality of the United States of America, any other public body or other organization or association.

“Property” has the meaning set forth in Section 1.01.

“Property Condition Report” has the meaning set forth in Section 2.06.

“Purchase Price” means the amount specified in Section 1.02.

“Real Property” has the meaning set forth in Section 1.01.

“Regulated Substances” means “petroleum” and “petroleum-based substances” or any similar terms described or defined in any Hazardous Materials Laws and any applicable federal, state, county or local laws applicable to or regulating USTs.

“Release” has the meaning set forth in Section 5.02(f).

“Security Instruments” has the meaning set forth in Section 5.02(f).

“Seller Entity” or “Seller Entities” means individually or collectively, as the context may require, Seller and Lessee.

“Special Equipment” has the meaning set forth in Section 1.01.

“Survey” has the meaning set forth in Section 2.03.

“Title Commitment” has the meaning set forth in Section 2.01(a).

“Title Company” means First American Title Insurance Company located in Phoenix, Arizona, or an alternative title insurance company selected by Purchaser.

“Title Objection” has the meaning set forth in Section 2.01(d)(i).

“Title Policy” has the meaning set forth in Section 2.01(a).

“Transaction” has the meaning set forth in Section 1.01.

“Transaction Costs” means all out-of-pocket costs and expenses incurred in connection with the Transaction (whether or not the Transaction closes), including but not limited to (a) the procurement, or if the same is provided by Seller, the update, of the Property Condition Report, Environmental Report, Survey, Title Commitment, Title Policy, and all endorsements required by Purchaser, (b) the Valuation, and (c) all taxes (including stamp taxes and transfer taxes), escrow, closing, transfer and recording fees.

“Transaction Documents” means this Agreement, the Lease Agreement, the Memorandum of Lease, the Deed, the Lease Proof of Insurance, the Non-Foreign Seller Certificate, the Assignment of Warranties, any and all documents referenced herein and therein, and such other documents, payments, instruments and certificates as are reasonably required by Purchaser and/or the Title Company.

“UST Regulations” means 40 C.F.R. § 298 Subpart H – Financial Responsibility, or any equivalent state law, with respect to petroleum underground storage tanks (as such term is defined under 40 C.F.R. § 290.12 or any equivalent state law).

“USTs” means any one or combination of tanks and associated product piping systems used in connection with storage, dispensing and general use of Regulated Substances.

“Valuation” has the meaning set forth in Section 2.05.

“Zoning Evidence” has the meaning set forth in Section 2.07.

EXHIBIT B

LEGAL DESCRIPTION / PROPERTY ADDRESS

Street Address:

Address	City	State	Zip
761-765 Progress Parkway	LaSalle	Illinois	61301

Legal Description:

LOT 1 IN CANNON INDUSTRIAL PARK FIRST ADDITION, LOCATED IN THAT PART OF THE NORTH HALF OF SECTION 5, TOWNSHIP 33 NORTH, RANGE 2, EAST OF THE THIRD PRINCIPAL MERIDIAN, SITUATED IN LASALLE COUNTY, ILLINOIS, EXCEPT THAT PART CONVEYED TO THE PEOPLE OF THE STATE OF ILLINOIS, DEPARTMENT OF TRANSPORTATION BY DEED RECORDED JUNE 19, 2008 AS DOCUMENT 2008-13925, DESCRIBED AS FOLLOWS:

A PART OF LOT 1 IN CANNON INDUSTRIAL PARK FIRST ADDITION, A SUBDIVISION OF PART OF THE NORTH HALF OF SECTION 5, TOWNSHIP 33 NORTH, RANGE 2 EAST OF THE THIRD PRINCIPAL MERIDIAN, RECORDED MAY 14, 1996 AS DOCUMENT NUMBER 96-07841 IN THE RECORDER’S OFFICE OF LASALLE COUNTY, STATE OF ILLINOIS, DESCRIBED AS FOLLOWS, USING BEARINGS BASED ON AN ASSUMED DATUM:

COMMENCING AT AN IRON PIN AT THE SOUTHEAST CORNER OF LOT 1 IN SAID SUBDIVISION; THENCE NORTH 0 DEGREES 46 MINUTES 12 SECONDS EAST, 1,204.22 FEET (RECORDED 1,204.44 FEET) ON THE EAST LINE OF SAID LOT 1 TO THE NORTHEAST CORNER THEREOF, BEING ALSO THE SOUTHERLY RIGHT OF WAY LINE OF FAI ROUTE 80 AND THE POINT OF BEGINNING; THENCE SOUTH 0 DEGREES 46 MINUTES 12 SECONDS WEST, 17.59 FEET ON SAID EAST LINE OF SAID LOT 1; THENCE NORTH 89 DEGREES 43 MINUTES 58 SECONDS WEST, 223.13 FEET, TO THE SOUTHERLY RIGHT OF WAY LINE OF FAI ROUTE 80; THENCE EASTERLY ON SAID RIGHT OF WAY LINE, 222.14 FEET ON A CURVE TO THE LEFT, HAVING A RADIUS OF 15,048.72 FEET, WHOSE CHORD BEARS SOUTH 88 DEGREES 15 MINUTES 13 SECONDS EAST, 222.13 FEET, TO THE POINT OF BEGINNING, SITUATED IN LASALLE COUNTY, ILLINOIS.

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EXHIBIT C

NON-FOREIGN SELLER CERTIFICATE

STATE OF	)
) ss:
COUNTY OF	)
, being first duly sworn deposes and states under penalty of perjury:

1.	That he/she is a of [ ], a [ ], the transferor of the Property described on Schedule I attached hereto.

2.	That the transferor’s office address is at .

3.	That the United States taxpayer identification number for the transferor is .

4.	That the transferor is not a “foreign person” as that term is defined in Section 1445(f) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

5.	That the transferor is not a disregarded entity as defined in § 1.1445 2(b)(2)(iii) of the regulations promulgated under the Code.

This affidavit is given to                     , a                     , the transferee of the Property described in paragraph 1 above, for the purpose of establishing and documenting the nonforeign affidavit exemption to the withholding requirement of Section 1445 of the Code. The transferor understands that this affidavit may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

[ ], a
[ ]

By:	EXHIBIT – NOT FOR SIGNATURE
Name:
Title:

Subscribed and sworn to before me this              day of                     , 2             .

Notary Public:

(SEAL)

My Commission Expires:

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Schedule I

to Non-Foreign Seller Certificate

PROPERTY

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EXHIBIT D

ASSIGNMENT OF WARRANTIES

THIS ASSIGNMENT OF WARRANTIES (this “Assignment”), is made as of [                    ], 2013 by and among [                    ], a [                    ] (“Assignor”), [                    ], a [                    ] (“Purchaser”), and [                    ], a [                    ] (“Lessee”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of April __, 2013, by and between Assignor and Purchaser (the “Purchase Agreement”), Assignor agreed to sell to Purchaser, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto, all as more particularly described in the Purchase Agreement (collectively, the “Property”). Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement; and

WHEREAS, the Purchase Agreement provides, inter alia, that Assignor shall assign to Lessee rights to all guaranties and warranties relating to the Property and that Assignor, Purchaser and Lessee shall enter into this Assignment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Assignment of Warranties. Assignor hereby assigns, sets over and transfers to Lessee all of Assignor’s right, title and interest in, to and under any and all guaranties and warranties in effect with respect to all or any portion of the Property as of the date hereof, if and only to the extent the same may be assigned or quitclaimed by Assignor without (i) expense to Assignor, (ii) the consent of any third party or (iii) invalidating or terminating the coverage or protection provided by any such guaranty or warranty. Lessee hereby accepts the foregoing assignment of guaranties and warranties. Purchaser acknowledges and consents to such assignment of guaranties and warranties to Lessee.

2. Miscellaneous. This Assignment and the obligations of the parties hereunder shall survive the closing of the transaction referred to in the Purchase Agreement and shall not be merged therein, shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.

3. Severability. If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.

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4. Counterparts. This Assignment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date first set forth hereinabove.

ASSIGNOR:

[ ], a
[ ]

By:	EXHIBIT – NOT FOR SIGNATURE
Name:
Title:

PURCHASER:

[ ], a
[ ]

By:	EXHIBIT – NOT FOR SIGNATURE
Name:
Title:

LESSEE:

[ ], a
[ ]

By:	EXHIBIT – NOT FOR SIGNATURE
Name:
Title:

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EXHIBIT E

LIST OF SPECIAL EQUIPMENT

Category	subcategory

Inventory storage	Racking, shelving

Inventory Processing	Portable Scales, carts, dollies, scanners, WMS terminals, stock chasers, accordian conveyor, powered conveyors, sortation, mezzanine, extendable conveyors, carton erectors/ sealers, cubiscan, weight in line scales, label printers, banding machines, tape guns, knives, cutters, cash registers

Material Handling	Order pickers, dock stockers, walkie/ riders, pallet jacks, reach trucks, swing reach trucks, storage trailers, spotter, battery chargers, lanyards, harnesses

Maint. Equip.	pickup trucks, ride on floor scrubber, walk behind floor scrubber, walk behind sweeper, Show trailer, 60’JLG, tractor w/lawn and snow removal equipment, hand/ power tools, meters, gauges, pumps, jacks, battery watering systems, JCW signage

Life Safety/ security	Clocks, Time clocks, fire extinguishers, radios, security cameras/ DVR, Defibrillator

Office Equip	Chairs, desks, tables, files cabinets, artwork, cubicles, general office equipment, historical & collector items, desktop computers, telephony, copiers and network printers, folding tables, stacking chairs, projectors & screens, safes

Kitchen/ cafeteria	cooktops, stoves, warmers, microwaves, refrigerators, freezer, washer/ dryer, deep fryers, tables, stack chairs, lockers, picnic tables and chairs

IT Equipment	PDUs, Servers, Racks, switches

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